Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD REPORTS SECOND QUARTER AND MID-YEAR 2018 RESULTS

2017 Product and Business Acquisitions Drive Growth

Newport Beach, CA – August 6, 2018 – American Vanguard Corporation (NYSE:AVD), today announced financial results for the second quarter and 6-month period that ended June 30, 2018.

Financial Highlights: 2018 Second Quarter – versus 2017 Second Quarter

•	Net sales of $107.0 million in 2018, compared with $77.9 million in 2017

•	Net income of $5.6 million in 2018, compared with $4.3 million in 2017

•	EBITDA[1] of $14.0 million in 2018, compared to $11.9 million in 2017

•	Earnings per diluted share of $0.19 in 2018, compared with $0.15 in 2017

Financial Highlights: First 6-Months of 2018 – versus First 6-Months of 2017

•	Net sales of $211.2 million in 2018, compared to $148.6 million in 2017

•	Net income of $10.3 million in 2018, compared to $7.8 million in 2017

•	EBITDA[1] of $27.3 million in 2018, compared to $22.4 million in 2017

•	Earnings per diluted share of $0.34 in 2018, compared to $0.26 in 2017

Eric Wintemute, Chairman and CEO of American Vanguard commented, “Our overall financial performance for this year’s second quarter and first half improved at both the top and bottom lines. Quarterly net sales rose 37%, and first-half net sales rose 42% due, in both periods, to the addition of new product lines from acquisitions that we completed in 2017. Net sales of pre-existing product lines were mixed during both periods. For example, while we recorded stronger sales from soil fumigants, bromacil (for high value fruits), Folex (for cotton), Impact herbicide (for corn) and Dacthal herbicide (for fruits and vegetables), we saw decreases in net sales of Bidrin (in light of high channel inventory and reduced pest pressure), Aztec® corn soil insecticide and Thimet (in light of reduced peanut acres).”

Mr. Wintemute continued, “Our manufacturing performance during the quarter was one of the best in recent history with factory activity fully absorbing manufacturing costs and yielding a net benefit during the period.

[1]

Earnings before interest, taxes, depreciation and amortization. EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), operating income (loss) or any other financial measure so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The items excluded from EBITDA are detailed in the reconciliation attached to this news release. Other companies (including the Company’s competitors) may define EBITDA differently.

We achieved a gross margin percentage of 40% in both the second quarter and first half of 2018, due to higher volume sales of lower margin, newly-acquired products. Further, while our operating expenses rose on an absolute basis, they declined as a percentage of net sales, due in part to improved economies of scale across our businesses and in part to a G&A benefit from our quarterly revaluation of acquisition liabilities. Throughout the course of 2018, we have continued to integrate newly-acquired businesses, launch new products, maintain the regulatory defense of important products, and advance the development of our SIMPAS precision application technology. With modest interest expense and a reduced tax rate, our net income increased by 30% for the quarter and 32% for the first half. Also EBITDA2 increased during the quarter and half-year by 17% and 22%, respectively.”

Mr. Wintemute concluded, “During the balance of 2018, we anticipate strong performance from a number of key components of our business, including seasonally higher sales of soil fumigants and our cotton defoliant Folex. Also, our Central American region and non-crop business are both primed to deliver improved sales in next two quarters. Further, we anticipate continued demand for our products in fruit and vegetables, strong sales of our Dibrom® mosquito adulticide and stable demand for our corn products leading into the 2019 spring planting season. Taken together, these factors should enable us to generate annual net sales within the range of $450 – $470 million for 2018 with little or no change in gross margin. We will provide additional detail on our financial performance and business prospects during the earnings call.”

Conference Call

Eric Wintemute, Chairman & CEO, Bob Trogele EVP & COO and David T. Johnson, VP & CFO, will conduct a conference call focusing on the financial results at 4:30 pm ET / 1:30 pm PT on Monday, August 6, 2018. Interested parties may participate in the call by dialing (201) 493-6744 – please dial in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call. The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

[2]

The Company believes that the use of EBITDA is useful to investors in that it is one of the primary bases upon which borrowing capacity is calculated under the Company’s senior credit facility, it gives investors a sense of the Company’s financial conditions and results of operation without giving effect to the cost of increased acquisition activity in 2017 and it is commonly used by investors and others as a basis for supporting overall business valuations. Nevertheless, investors should not consider EBITDA in isolation or a substitute for analysis of the Company’s results as reported in accordance with GAAP.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact: American Vanguard Corporation William A. Kuser, Director of Investor Relations (949) 260-1200 williamk@amvac-chemical.com	Investor Representative The Equity Group Inc. www.theequitygroup.com Lena Cati (212) 836-9611 Lcati@equityny.com

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

ASSETS

	June 30, 2018	Dec. 31, 2017
Current assets:
Cash and cash equivalents	$7,099	$11,337
Receivables:
Trade, net of allowance for doubtful accounts of $259 and $46, respectively	94,933	102,534
Other	12,011	7,071

Total receivables, net	106,944	109,605
Inventories	163,180	123,124
Prepaid expenses	11,290	10,817

Total current assets	288,513	254,883
Property, plant and equipment, net	48,399	49,321
Intangible assets, net of applicable amortization	177,512	180,950
Goodwill	21,837	22,184
Other assets	25,753	28,254

Total assets	$562,014	$535,592

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of other liabilities	$3,534	$5,395
Accounts payable	64,842	53,748
Deferred revenue	7,320	14,574
Accrued Program costs	54,093	39,054
Accrued expenses and other payables	9,786	12,061
Income taxes payable	1,085	1,370

Total current liabilities	140,660	126,202
Long-term debt, net of deferred loan fees	74,258	77,486
Other liabilities, excluding current installments	9,641	10,306
Deferred income tax liabilities	17,224	16,284

Total liabilities	241,783	230,278

Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.10 par value per share; authorized 400,000 shares; none issued	—	—
Common stock, $.10 par value per share; authorized 40,000,000 shares; issued 32,743,504 shares at June 30, 2018 and 32,241,866 shares at December 31, 2017	3,275	3,225
Additional paid-in capital	79,721	75,658
Accumulated other comprehensive loss	(4,733)	(4,507)
Retained earnings	250,068	238,953

	328,331	313,329
Less treasury stock at cost, 2,450,634 shares at June 30, 2018 and December 31, 2017	(8,269)	(8,269)

American Vanguard Corporation stockholders’ equity	320,062	305,060
Non-controlling interest	169	254

Total stockholders’ equity	320,231	305,314

Total liabilities and stockholders’ equity	$562,014	$535,592

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Net sales	$107,046	$77,905	$211,154	$148,578
Cost of sales	63,749	43,570	126,806	84,159

Gross profit	43,297	34,335	84,348	64,419
Operating expenses	34,718	27,654	68,418	52,605

Operating income	8,579	6,681	15,930	11,814
Interest expense, net	966	400	1,803	698

Income before provision for income taxes and loss on equity method investments	7,613	6,281	14,127	11,116
Income tax expense	1,748	1,681	3,440	3,061

Income before loss on equity method investments	5,865	4,600	10,687	8,055
Loss from equity method investments	301	69	518	111

Net income	5,564	4,531	10,169	7,944
Net loss (income) attributable to non-controlling interest	35	(227)	85	(188)

Net income attributable to American Vanguard	$5,599	$4,304	$10,254	$7,756

Earnings per common share—basic	$.19	$.15	$.35	$.27

Earnings per common share—assuming dilution	$.19	$.15	$.34	$.26

Weighted average shares outstanding—basic	29,330	29,050	29,309	28,999

Weighted average shares outstanding—assuming dilution	30,190	29,605	30,113	29,561

ANALYSIS OF SALES

For the three and six months ended June 30, 2018 and 2017

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net sales:
Crop:
Insecticides	$32,665	$39,442	$73,958	$77,384
Herbicides/soil fumigants/fungicides	31,401	16,045	63,586	36,066
Other, including plant growth regulators	30,377	10,096	48,217	13,488

Total crop:	94,443	65,583	185,761	126,938
Non-crop	12,603	12,322	25,393	21,640

Total net sales:	$107,046	$77,905	$211,154	$148,578

Net sales:
US	$64,363	$55,760	$134,178	$108,004
International	42,683	22,145	76,976	40,574

Total net sales:	$107,046	$77,905	$211,154	$148,578

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net income	$10,169	$7,944
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed and intangible assets	9,516	8,094
Amortization of other long term assets	2,313	2,777
Amortization of discounted liabilities	202	13
Stock-based compensation	2,778	2,322
Change in deferred income taxes	(26)	7
Loss from equity method investments	518	111
Changes in assets and liabilities associated with operations:
Decrease in net receivables	5,478	20,749
Increase in inventories	(40,194)	(5,506)
Increase in prepaid expenses and other assets	(707)	(2,658)
(Increase) in income tax receivable/payable, net	(271)	(12,752)
Increase in accounts payable	11,309	579
Decrease in deferred revenue	(7,254)	(2,126)
Increase in accrued Program costs	15,039	18,819
Decrease in other payables and accrued expenses	(5,151)	(4,256)

Net cash provided by operating activities	3,719	34,117

Cash flows from investing activities:
Capital expenditures	(3,230)	(4,155)
Investment	—	(950)
Acquisition of other intangible assets and businesses	(1,631)	(13,400)

Net cash used in investing activities	(4,861)	(18,505)

Cash flows from financing activities:
Payments under line of credit agreement	(62,125)	(59,025)
Borrowings under line of credit agreement	58,800	45,000
Payments on other long-term liabilities	—	(26)
Net receipts from the issuance of common stock (sale of stock under ESPP, exercise of stock options, and shares purchased for tax withholding)	1,335	(1,214)
Payment of cash dividends	(1,024)	(724)

Net cash used by financing activities	(3,014)	(15,989)

Net decrease in cash and cash equivalents	(4,156)	(377)
Effect of exchange rate changes on cash and cash equivalents	(82)	105
Cash and cash equivalents at beginning of period	11,337	7,869

Cash and cash equivalents at end of period	$7,099	$7,597

Unaudited Reconciliation of Net Income to EBITDA

For the three and six months ended June 30, 2018 and June 30, 2017

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Net income attributable to American Vanguard, as reported	$5,599	$4,304	$10,254	$7,756
Provision for income taxes	1,748	1,681	3,440	3,061
Interest expense, net	966	400	1,803	698
Depreciation and amortization	5,683	5,509	11,829	10,871

EBITDA[3]	$13,996	$11,894	$27,326	$22,386

[3]

Earnings before interest, taxes, depreciation and amortization. EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), operating income (loss) or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The items excluded from EBITDA are detailed in the reconciliation attached to this news release. Other companies (including the Company’s competitors) may define EBITDA differently.